                                                                            Registration No. 333-

As filed with the Securities and Exchange Commission on February 6, 2009

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

____________

MATTHEWS INTERNATIONAL CORPORATION
(Exact name of issuer as specified in its charter)

____________

Pennsylvania                                                                                                                  25-0644320
     (State or other jurisdiction of                                                         (I.R.S. Employer
incorporation or organization)                                                                                                               Identification No.)

Two NorthShore Center
Pittsburgh, PA                                                                                                                       15212
(Address of Principal Executive Offices)                                                                                                                            (Zip code)

____________

Matthews International Corporation 2007 Equity Incentive Plan
(Full title of the plan)
____________

Steven F. Nicola
Matthews International Corporation
Two NorthShore Center
Pittsburgh, Pennsylvania 15212
Telephone:  (412) 442-8262

(Name, address and telephone number, including area code, of agent for service)
____________

Copies of communications to:

Pasquale D. Gentile, Jr., Esq.
Reed Smith LLP
435 Sixth Avenue
Pittsburgh, Pennsylvania 15219-1886
Telephone:  (412) 288-4112
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filed, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filed” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒      Accelerated filer  ☐      Non-accelerated filer   o   Smaller reporting company o   (Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered[1]	Proposed maximum offering price per share	Proposed maximum aggregate offering price[2]	Amount of registration fee
Class A Common Stock, par value $1.00 per share	2,200,000	$38.66	$85,052,000	$3,343

[1]
Together with an indeterminate number of additional shares that may be necessary to adjust the number of shares reserved for issuance under Matthews International Corporation 2007 Equity Incentive Plan as a result of any future stock split, stock dividend or similar adjustment of the outstanding Common Stock.

[2]
Estimated pursuant to Rule 457(h) of the Securities Act solely for the purpose of calculating the registration fee, and based upon the $38.66 per share average of the high and low sales price of the Common Stock on the NASDAQ Global Select Market on February 3, 2009.

US_ACTIVE-2274332.2-PDGENTIL 2/6/09 9:13 AM

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I are not required to be filed with the Securities and Exchange Commission (the “Commission”) as part of this Form S-8 Registration Statement in accordance with Rule 428 of the Securities Act of 1933, as amended (the “1933 Act”).  The documents containing information specified in the instructions to Part I of Form S-8 will be sent or given to employees participating in the 2007 Equity Incentive Plan as specified by Rule 428(b)(1) of the 1933 Act.  Those documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the 1933 Act.

PART II

INFORMATION REQUIRED IN THE
REGISTRATION STATEMENT

Item 3.  Incorporation of Certain Documents by Reference

The following documents filed by the registrant Matthews International Corporation (the “Company”) with the Securities and Exchange Commission are incorporated by reference in this Registration Statement:

(a)  The registrant’s latest annual report on Form 10-K filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the “1934 Act”);

(b)  All other reports filed by the registrant pursuant to Section 13(a) or 15(d) of the 1934 Act since the end of the fiscal year covered by the annual report on Form 10-K referred to in paragraph (a) above; and

(c)  The description of the registrant’s Common Stock set forth in the registrant’s filed Registration Statement on Form 8-A dated July 8, 1994, as that description may be updated from time to time.

All documents filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act subsequent to the filing of the annual report on Form 10-K referred to in paragraph (a) above and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other contemporaneously or subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

Subchapter D of Chapter 17 (Section 1741, et. seq.) of the Business Corporation Law of the Commonwealth of Pennsylvania (the “BCL”) provides for indemnification of the Company’s directors and officers against certain liabilities under certain circumstances.

In implementation of the above-stated provisions of Pennsylvania law, the Company’s shareholders adopted an amendment to restate Article EIGHTH of the Company’s Articles of Incorporation (the “Indemnification Article”) to provide that, except as prohibited by law, every Director and officer of the Company is entitled as of right to be indemnified by the Company against expenses and any liabilities incurred by such person in connection with any actual or threatened claim, action, suit or proceedings, whether civil, criminal, administrative, investigative or other, whether brought by or in the right of the Company or otherwise, in which the Director of officer may be involved in any manner, as a party, witness or otherwise, is threatened to be made so involved, by reason of the Director or officer being or having been a Director or officer of the Company or a subsidiary of the Company or by reason of the fact that the Director or officer is or was serving at the request of the Company as a director, officer, employee, fiduciary or other representative of another company, partnership, joint venture, trust, employee benefit plan or other entity.  The rights of indemnification do not, however, apply (i) where any act of giving rise to a claim for indemnification for expenses or liability is determined by a court to have constituted willful misconduct or recklessness or (ii) where Federal law would prohibit such indemnification, and in an action brought by a Director or officer against the Company, the Director or officer is only entitled to indemnification for expenses in certain circumstances.

Each Director and officer is also entitled as of right to have his or her expenses in defending an action paid in advance by the Company prior to final disposition of the action, provided the Company receives a written undertaking by or on behalf of the Director or officer to repay the amount advanced if it should ultimately be determined that the Director or officer is not entitled to be indemnified.  In addition, rights to partial indemnification for expenses and liability are provided in certain circumstances, and a procedure is established under which a Director or officer may bring an action against the Company if a written claim for indemnification or advancement of expenses is not paid by the Company in full within 30 days after the claim has been presented.  The Director or officer is also entitled to advancement of expenses in this proceeding.

Under the Indemnification Article, the Company may create a trust fund, grant a security interest, cause of letter of credit to be issued or use other means to ensure the payment of all sums required to be paid by the Company to effect the indemnification provided by the Indemnification Article.  The Company may also purchase and maintain insurance to protect itself and any Director or officer against any expenses or liability incurred in connection with any action, whether or not the Company would have the power to indemnify the Director or officer against the expenses or liability by law or under the Indemnification Article.

The rights to indemnification and advancement of expenses provided by the Indemnification Article are also not deemed exclusive of any other rights, whether existing or created after the adoption of the Indemnification Article, to which a Director or officer may be entitled under any agreement, provision in the Articles or By-Laws of the Company, vote of shareholders or Directors or otherwise; and the rights to indemnification and advancement of expenses continue as to each Director or officer who has ceased to have the status pursuant to which he was entitled to indemnification and inure to the benefit of the heirs and legal representatives of the Director or officer.  Any amendment or repeal of the Indemnification Article or adoption of any By-Law or other provision of the Articles which has the effect of limiting in any way the rights provided by the Indemnification Article will operate prospectively only and will not affect any action taken or failure to act, by a Director or officer prior to such amendment, repeal, By-Law or other provision becoming effective.

As permitted by Section 1747 of the BCL, the Company has purchased Director and officer liability insurance covering its Directors and officers with respect to liability which they may incur in connection with their serving as such.  Under the insurance, the Company will receive reimbursement for amounts as to which the Directors and officers are indemnified under the Indemnification Article.  The insurance may also provide certain additional coverage for the Directors and officers against certain liability even though such liability is not subject to indemnification under the Indemnification Article.

Item 7.  Exemption From Registration Claimed.

Not applicable.

Item 8.  Exhibits.

The following exhibits are filed herewith or incorporated by reference as part of the registration Statement:

Exhibit
Number	Description
4.1	Restated Articles of Incorporation of Matthews International Corporation (included as Exhibit 3.1 to Form 10-K for the year ended September 30, 1994 (file no. 000-09115)).

4.2	Bylaws of Matthews International Corporation (included as Exhibit 99.1 to Form 8-K dated October 18, 2007).

4.3	Matthews International Corporation 2007 Equity Incentive Plan, as amended, incorporated herein by reference to Exhibit 10.11 of the registrant’s Annual Report on Form 10-K filed November 25, 2008.

5.1	Opinion of Reed Smith LLP.*

23.1	Consent of Reed Smith LLP (included in the opinion filed as Exhibit 5.1 to this registration statement).*

23.2	Consent of PricewaterhouseCoopers LLP.*

24.1	Power of Attorney.*

______________

*           Filed herewith.

Item 9.  Undertakings.

(a)  Rule 415 offering.

The undersigned registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  (i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “1933 Act”);

 (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the “1934 Act”) that are incorporated by reference in the registration statement;

(2)  That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  Filings incorporating subsequent 1934 Act Documents by Reference.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)  Filing of Registration Statement on Form S-8.

Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, Commonwealth of Pennsylvania, as of February 6, 2009.

MATTHEWS INTERNATIONAL CORPORATION
(Registrant)

By: /s/ Joseph C. Bartolacci
Joseph C. Bartolacci
President and Chief Executive Officer
(Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Joseph C. Bartolacci and Steven F. Nicola his or her true and lawful attorneys-in-fact and agents, each acting alone, with full powers of substitution and resubstitution, for him or her or in his or her name, place and stead, in any and all capacities to sign any and all amendments or post-effective amendments to this registration statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated, as of February 6, 2009.

Signature                                                      Title

President and Chief Executive Officer

/s/ Joseph C. Bartolacci______                         and Director (Principal Executive Officer)

Joseph C. Bartolacci

Chief Financial Officer, Secretary

/s/ Steven F. Nicola_________                         and Treasurer    (Principal Financial

Steven F. Nicola                                                      and Accounting Officer)

/s/ William J. Stallkamp______                                                                           Chairman of the Board

William J. Stallkamp

/s/ David J. DeCarlo_________                                                                                     Director

David J. DeCarlo

/s/ Katherine E. Dietze_______                                                                                     Director

Katherine E. Dietze

/s/ Glenn R. Mahone________                                                                                     Director

Glenn R. Mahone

/s/ Robert G. Neubert _______                                                                                     Director

Robert G. Neubert

/s/ John P. O’Leary_________                                                                                     Director

John P. O’Leary

/s/ Martin Schlatter ________                                                                                     Director

Martin Schlatter

/s/ John D. Turner__________                                                                                    Director

John D. Turner

Exhibit Index

(Pursuant to Item 601 of Regulation S-K)

Exhibit No.	Description	Method of Filing
4.1	Amended and Restated Articles of Incorporation of Matthews International Corporation.	Incorporated by reference to Exhibit 3.1 to Form 10-K for the year ended September 30, 1994 (file no. 000-09115).
4.2	Bylaws of Matthews International Corporation.	Incorporated by reference to Exhibit 99.1 to Form 8-K dated October 18, 2007.
4.3	Matthews International Corporation 2007 Equity Incentive Plan, as amended.	Incorporated by reference to Exhibit 10.11 of registrant’s Annual Report on Form 10-K filed November 25, 2008.
5.1	Opinion of Reed Smith LLP.	Filed herewith.
23.1	Consent of Reed Smith LLP (included in the opinion filed as Exhibit 5.1 to this registration statement).	Filed herewith.
23.2	Consent of PricewaterhouseCoopers LLP.	Filed herewith.
24.1	Power of Attorney (included on signature page).	Filed herewith.

Exhibit 5.1 and 23.1

February 6, 2009

Matthews International Corporation
Two NorthShore Center
Pittsburgh, Pennsylvania 15212

Re:	Registration Statement on Form S-8 for Matthews International

Corporation 2007 Equity Incentive Plan

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Act”) of the issuance by Matthews International Corporation, a Pennsylvania corporation (the “Company”), from time to time of up to 2,200,000 shares of its Class A Common Stock, par value $1.00 per share (the “Shares”), under the Company’s 2007 Equity Incentive Plan, as amended (the “Plan”), we, as counsel for the Company, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.  Upon the basis of such examination, we advise you that, in our opinion, the Shares have been duly authorized, and when the registration statement relating to the Shares (the “Registration Statement”) has become effective under the Act and when the Shares have been duly issued and delivered as contemplated by the Plan and Registration Statement, the Shares will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the Federal laws of the United States and the laws of the Commonwealth of Pennsylvania, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Yours truly,

/s/ REED SMITH LLP

Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated November 24, 2008 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in Matthew International Corporation’s Annual Report on Form 10-K for the year ended September 30, 2008.

/s/ PricewaterhouseCoopers LLP

Pittsburgh, Pennsylvania

February 6, 2009